Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related prospectus of VimpelCom Ltd. for the registration of 306,122,450 common shares and to the incorporation by reference therein of our report dated May 15, 2014, except for Notes 6, 7, and 28, as to which the date is March 31, 2016, with respect to the consolidated income statement and consolidated statements of comprehensive income, changes in equity, and cash flows of VimpelCom Ltd. for the year ended December 31, 2013, included in its Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Securities and Exchange Commission on March 31, 2016.

/s/ Ernst & Young Accountants LLP

Amsterdam, The Netherlands
30 September 2016